UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2007

ASCEND ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Bldg. 400, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 519-1336

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, ASCEND ACQUISITION CORP. (“ASCEND”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN ASCEND’S ACQUISITION (“ACQUISITION”) OF EPAK RESOURCES (S) PTE. LTD. (“EPAK”), AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

EARLYBIRDCAPITAL, INC. (“EBC”), THE MANAGING UNDERWRITER OF ASCEND’S INITIAL PUBLIC OFFERING (“IPO”) CONSUMMATED IN MAY 2006, IS ASSISTING ASCEND IN THESE EFFORTS WITHOUT CHARGE, OTHER THAN THE REIMBURSEMENT OF ITS OUT-OF-POCKET EXPENSES, ALTHOUGH EBC WILL BE PAID (1) A CASH FINDER’S FEE EQUAL TO 1.5% OF THE TRANSACTION CONSIDERATION (INCLUDING ANY ASSUMED INDEBTEDNESS) AND (2) DEFERRED COMMISSIONS OF $952,200 EARNED BY IT AS UNDERWRITER IN THE IPO AT THE CLOSING OF THE ACQUISITION. ASCEND AND ITS DIRECTORS AND EXECUTIVE OFFICERS AND EBC MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF ASCEND’S STOCKHOLDERS TO BE HELD TO APPROVE THE TRANSACTIONS.

STOCKHOLDERS OF ASCEND AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROSPECTUS AND PRELIMINARY PROXY STATEMENT AND FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH ASCEND’S PROPOSED REDOMESTICATION AND SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ ASCEND’S FINAL PROSPECTUS, DATED MAY 11, 2006, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF ASCEND’S OFFICERS AND DIRECTORS AND OF EBC AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE ACQUISITION AND CERTAIN RELATED MATTERS. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: ASCEND ACQUISITION CORP., 435 DEVON PARK DRIVE, BUILDING 400, WAYNE, PENNSYLVANIA 19087. THESE DOCUMENTS, AS AND WHEN AVAILABLE, CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (http://www.sec.gov).

EPAK’S FINANCIAL INFORMATION AND DATA CONTAINED HEREIN IN THE EXHIBITS HERETO HAS BEEN PREPARED BY EPAK AS A PRIVATE COMPANY FROM AUDITED AND UNAUDITED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE PUBLISHED RULES AND REGULATIONS OF THE SINGAPORE FINANCIAL REPORTING STANDARD, AND HAS NOT BEEN AUDITED UNDER UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND MAY NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH INFORMATION AND DATA MAY BE ADJUSTED AND PRESENTED DIFFERENTLY IN ASCEND’S PROSPECTUS AND PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE ACQUISITION AND RELATED MATTERS. ALL FINANCIAL AMOUNTS PRESENTED HEREIN AND IN THE EXHIBITS HERETO ARE IN US DOLLARS UNLESS SPECIFICALLY NOTED OTHERWISE.

Item 1.01	Entry into a Material Definitive Agreement

General

On July 30, 2007, Ascend Acquisition Corp. (“Ascend”), a Delaware corporation, entered into an agreement and plan of reorganization (“Agreement”) by which it will acquire e.Pak Resources (S) Pte. Ltd. (“ePAK” or the “Company”). In connection with this acquisition, Ascend will reincorporate and move its domicile from Delaware to Bermuda via an amalgamation (“Amalgamation”) with Ascend Company Limited, a Bermuda limited company that is owned by Don K. Rice as nominee for Ascend (“ACL”), with the combined company continuing after the amalgamation (“Continuing Corporation”) existing as a Bermuda limited company. Immediately following the closing of the transactions described herein, the current stockholders and warrant holders of Ascend and the current shareholders of ePAK will be the security holders of the Continuing Corporation.

ePAK is a leading full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronics devices. The Company and its subsidiaries operate a large scale design and manufacturing facility in Shenzhen, Peoples Republic of China (the “PRC”), with additional sales, design and applications engineering operations located in a number of offices servicing North America, Europe and Asia. ePAK’s precision manufactured handling solutions provide the Company’s customers with the automated means of manufacturing, handling, and transporting their critical semiconductor and electronic devices with a high degree of reliability and efficiency.

ePAK’s audited revenues under Singapore GAAP were approximately $36.2 million for the year ended December 31, 2006, an increase of 34.8% as compared to approximately $26.9 million for the year ended December 31, 2005. ePAK’s unaudited revenues under Singapore GAAP for the first quarter of 2007 were approximately $10.2 million, an increase of 31.1% as compared to revenues of approximately $7.8 million for the first quarter of 2006. Singapore GAAP audited net income for the year ended December 31, 2006 was approximately $2.5 million, compared to approximately $1.2 million for the year ended December 31, 2005. Unaudited net income for the first quarter of 2007 was approximately $1.0 million, compared to unaudited net income for the first quarter of 2006 of approximately $0.6 million.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (unaudited) was approximately $5.6 million in the year ended December 31, 2006, an increase of 56.8% as compared to EBITDA of approximately $3.5 million in the year ended December 31, 2005. EBITDA (unaudited) for the first quarter of 2007 was approximately $1.9 million, an increase of 56.7% as compared to EBITDA of approximately $1.2 million for the first quarter of 2006. EBITDA (unaudited) as a percent of net sales increased from 15.3% for the year ended December 31, 2006 to 18.9% for the first quarter of 2007. See section of this Report entitled “Non-GAAP Financial Measures,” below.

The Parties

The parties to the Agreement are:

•	Ascend;

•	ACL, a limited company organized under the law of Bermuda that is owned by Don K. Rice as nominee for Ascend;

•	ePAK Holdings Ltd. (“EHL”), a limited company incorporated in the Hong Kong Special Administrative Region of the PRC and the sole shareholder of ePAK; and

•	ePAK, a limited company organized under the law of Singapore.

Structure and Effect of the Transactions

Under the terms of the Agreement, immediately after the closing date:

•	Ascend and ACL will be amalgamated, with the continuing entity, Continuing Corporation, existing as a limited company under the law of Bermuda;

•	Each outstanding share of Ascend’s common stock will be exchanged for an ordinary share of Continuing Corporation;

•

each of outstanding warrant to purchase shares of Ascend’s common stock will be exchanged for a warrant to purchase a like number of ordinary shares of Continuing Corporation, with each new warrant having substantially the same terms as the Ascend warrant for which it is exchanged;

•	Continuing Corporation will acquire all of ePAK’s outstanding capital shares from EHL (“Share Transfer”);

•

all of the outstanding options to purchase ordinary shares of EHL (“EHL Options”) will be assumed by Continuing Corporation and such options shall entitle the holders thereof to purchase ordinary shares of Continuing Corporation upon exercise in accordance with its terms;

•	all of the current security holders of Ascend, together with EHL and holders of the EHL Options, initially will become the security holders of Continuing Corporation;

•	Continuing Corporation will be a publicly reporting company, registered under the United States federal securities laws;

•	Continuing Corporation’s ordinary shares and the warrants will be traded on the Nasdaq Capital Market or Nasdaq Global Market;

•	ePAK will continue its operations as a wholly owned subsidiary of Continuing Corporation; and

•	Continuing Corporation will change its name to “ePAK International Limited.”

Transaction Consideration

Issuances at Closing

In consideration for the Share Transfer, EHL will receive, at closing, the aggregate number of Continuing Corporation’s ordinary shares (the “Transaction Shares”) determined by a formula set forth in Section 1.07(b) of the Agreement that effectively allocates to EHL a post-issuance ownership of the outstanding ordinary shares of Continuing Corporation as of immediately following the closing based on a comparison of (1) ePAK’s twelve month trailing EBITDA at June 30, 2007, as adjusted for various expenses and liabilities of ePAK, including expense and bank charges associated with borrowings, option expense, expenses incurred by EHL and ePAK in connection with the proposed transaction with Ascend, amounts accrued under EHL’s profit sharing plan, expenses incurred in connection with the conversion and audit of ePAK’s financial statements and certain other expenses (“Adjusted EBITDA”), multiplied by 5.72, plus the aggregate exercise price of the EHL Options and (2) the value of Ascend’s trust at closing as adjusted for various liabilities of Ascend (“Adjusted Ascend Trust Value”), less the number of ordinary shares issuable upon the exercise of the Assumed Options (see “Assumption of Options” below). As of the date of this Report and based on (a) information and projections currently available to the parties, including projected Adjusted EBITDA of $6.7 million and estimated Subject Ascend Trust Value of $38.2 million, and (b) approximately 8.6 million shares of Ascend common stock currently outstanding, the aggregate number of Transaction Shares that would be issued at closing to EHL and shares issuable upon the exercise of the Assumed Options is approximately 8.6 million, or approximately 50% of the outstanding shares of Continuing Corporation as of immediately following the closing. The maximum and minimum percentage ownership of EHL and the holders of Assumed Options (assuming the full exercise thereof) in the outstanding ordinary shares of Continuing Corporation as of immediately following the closing is effectively limited under the terms of the Agreement to a low of 45.9% and a high of 54.5%, respectively.

Assumption of Options

At the closing date, all outstanding EHL Options will be, without any action on the part of any holder of EHL Option, assumed by Continuing Corporation, and each EHL Option will become an option to acquire ordinary shares of Continuing Corporation on the same terms and conditions as were applicable under the EHL Option, except that the number of shares purchasable upon exercise of such option and the exercise price thereof shall be appropriately adjusted to provide that the aggregate number of ordinary shares issuable upon the exercise thereof shall equal that number of Transaction Shares that the holder of such EHL Option would have received had he or she exercised the EHL Option prior to the closing, and that the aggregate exercise price of the Assumed Option shall remain the same as the aggregate exercise price of such EHL Option. Continuing Corporation will file a registration statement on Form S-8 on or as soon as practicable after the 91st day after the closing date with respect to all of its ordinary shares subject to the Assumed Options that may be registered on Form S-8. Pursuant to the Agreement, EHL is prohibited from granting any options under the ePAK Holdings Limited Directors’ and Employees’ Shares Incentive Plan after the date of the Agreement and from amending the terms of any currently outstanding EHL Options.

Contingent Consideration

EHL also will be entitled to receive additional ordinary shares of Continuing Corporation if the last reported sales price of Continuing Corporation’s ordinary shares is equal to or exceeds one or more of the dollar amounts set forth in the table below under the caption “Share Price Trigger” on any twenty (20) trading days during any thirty (30) consecutive trading day period at any time during the period commencing on the closing date and ending on the 180th day after the closing date. EHL would receive the aggregate number of shares for each and every corresponding share price trigger met or exceeded as follows, for a total issuance of up to 442,625 shares:

Share Price Trigger	Number of Shares
$6.00	88,525
$6.50	88,525
$7.00	88,525
$7.50	88,525
$8.00	88,525

EHL also will be entitled to receive (1) 88,525 additional ordinary shares from Continuing Corporation if Continuing Corporation has combined consolidated Share Issuance EBITDA (as defined below) of $14,727,000 or more for the year ending December 31, 2008, (2) 88,525 additional ordinary shares from Continuing Corporation if Continuing Corporation has combined consolidated Share Issuance EBITDA of $24,268,000 or more for the year ending December 31, 2009 and (3) 88,525 additional ordinary shares from Continuing Corporation if Continuing Corporation has combined consolidated Share Issuance EBITDA of $37,935,000 or more for the year ending December 31, 2010, for a total issuance of up to 265,575 additional shares.

“Share Issuance EBITDA” for purposes of determining whether EHL and its designees are to receive these additional shares shall consist of Continuing Corporation’s operating earnings for the applicable period before interest expense and bank charges associated with borrowings, depreciation and amortization expense and taxes, as adjusted for various expenses and liabilities of the Continuing Corporation, including option expense, expenses incurred by EHL and ePAK in connection with the proposed transaction with Ascend, amounts accrued under the Continuing Corporation management bonus pool (see “Employment Agreements” below), expenses incurred in connection with the conversion and audit of ePAK’s financial statements, fees and expenses resulting from the audit of the financial statements of the Continuing Corporation and compliance with the requirements of the Sarbanes-Oxley Act of 2002 and certain other expenses described in Section 1.14(b) of the Agreement.

If Continuing Corporation triggers a redemption of its public warrants, then, upon completion of the redemption of all of the warrants (or, in the event that any of the warrants are exercised in connection with such redemption, Continuing Corporation’s receipt of all funds related to any such exercise during the redemption period), EHL also will receive an aggregate of 442,625 additional ordinary shares from Continuing Corporation.

Indemnification

The Agreement provides for the obligation of Continuing Corporation to indemnify EHL and its officers, directors and shareholders for breaches of representations and warranties made and covenants undertaken by Ascend and ACL in the Agreement. The payment of any indemnity obligations of Continuing Corporation shall be satisfied by the issuance by Continuing Corporation of the number of its ordinary shares equal to the difference obtained by subtracting (i) the number of Transaction Shares from (ii) that number of Transaction Shares that would have been issued at the Closing pursuant to Section 1.7 had the Ascend Trust Value been reduced by the amount of the Losses subject to such indemnification.

The Agreement also provides the obligation of EHL (and any other recipient of transaction consideration in the Share Transfer) to indemnify Continuing Corporation for breaches of representations and warranties made and covenants undertaken by ePAK and EHL in the Agreement. As the sole remedy for this indemnity obligation, at closing, there shall be deposited into escrow, to be held for the period beginning on the closing date and ending on the one year anniversary thereof and for such further period as may be required pursuant to an escrow agreement to be executed at closing, a number of Transaction Shares equal to 15% of the sum of the Transaction Shares plus the number of shares issuable upon the exercise of the Assumed Options, all in accordance with the terms and conditions of the escrow agreement.

Post-Transaction Management

The current executive officers of ePAK will continue in their positions with ePAK after the Acquisition. Steve Dezso, ePAK’s current president and chief executive officer, also will become the president chief executive officer of Continuing Corporation upon consummation of the Acquisition. Mao Shi Khoo, ePAK’s current chief operating officer, also will become the chief operating officer of Continuing Corporation upon consummation of the Acquisition. Don K. Rice, Ascend’s current chairman of the board, will become chairman of the board of Continuing Corporation upon consummation of the Acquisition. Jim Thomas, ePAK’s current chief technology officer, also will become the chief technology officer of Continuing Corporation upon consummation of the Acquisition. Jason Lee, ePAK’s current vice president finance, will become the senior vice president finance of Continuing Corporation upon consummation of the Acquisition. Chun Chok, ePAK’s current vice president South Asia sales, will become the senior vice president South Asia sales of Continuing Corporation upon consummation of the Acquisition. Jeff Blaine ePAK’s current vice president North Asia sales, will become the senior vice president North Asia sales of Continuing Corporation upon consummation of the Acquisition. Richard Brook, ePAK’s current Vice President Business Development , will become the executive vice president business development of Continuing Corporation upon consummation of the Acquisition.

Upon consummation of the Acquisition, the board of directors of Continuing Corporation will be comprised of five members. The board will include two persons designated by EHL, such designees initially being Mr. Dezso and Hock Voon Loo, and two persons designated by certain stockholders of Ascend (“Founding Ascend Holders”), such designees initially being Mr. Rice and Warren “Budd” Florkiewicz. The fifth member of the board shall be mutually designated by EHL and the Founding Ascend Holders, such designee initially being Steve San Filippo. The majority of the board shall be “independent directors” within the meaning of the Nasdaq rules. EHL, on the one hand, and the Founding Ascend Holders, on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other’s designees to the board of directors of Continuing Corporation through the annual meeting of the stockholders of Continuing Corporation to be held in 2010.

The board of directors of each of ePAK and EHL, and EHL as the sole shareholder of ePAK, have approved and adopted the Acquisition Agreement in accordance with the applicable company laws of their respective jurisdiction of formation.

The Acquisition is expected to be consummated in the fourth quarter of 2007 or the first quarter of 2008 after the required approval by the stockholders of Ascend is obtained and certain other conditions to closing are fulfilled, as discussed herein.

Employment Agreements

As a condition of the closing, Continuing Corporation will have entered into employment agreements with each of Messrs. Dezso, Khoo, Rice, Chok, Thomas, Blaine and Brook (the “Executives”), each having an initial term of two years.

Pursuant to Mr. Dezso’s employment agreement, he shall serve as the President and Chief Executive Officer of the Continuing Corporation and receive an annual base salary of $370,000.

Pursuant to Mr. Khoo’s employment agreement, he shall serve as the Chief Operating Officer of the Continuing Corporation and receive an annual base salary of $300,000.

Pursuant to Mr. Rice’s employment agreement, he shall serve as the Chairman of the Continuing Corporation and receive an annual base salary of $250,000.

Pursuant to Mr. Chok’s employment agreement, he shall serve as the Senior Vice President South Asia Sales of the Continuing Corporation and receive an annual base salary of $220,000.

Pursuant to Mr. Thomas’ employment agreement, he shall serve as the Chief Technology Officer of the Continuing Corporation and receive an annual base salary of $276,000.

Pursuant to Mr. Blaine’s employment agreement, he shall serve as the Senior Vice President North Asia Sales of the Continuing Corporation and receive an annual base salary of $220,000.

Pursuant to Mr. Brook’s employment agreement, he shall serve as the Executive Vice President Business Development of the Continuing Corporation and receive an annual base salary of $276,000. Mr. Brook shall also receive a one-time cash bonus payment equal to four times the total commission earned by him during the three calendar month period ended immediately prior to the calendar month on which the closing occurs.

Pursuant to each Executive’s employment agreement, such Executive will also be eligible to participate in the management bonus pool to be established by the Continuing Corporation following the closing of the transaction, with his allocation to be determined by the Board of Directors of the Continuing Corporation or its Compensation Committee.

If an Executive is terminated without cause or terminates his own employment for good reason (each as defined in the Executive’s respective employment agreement), then he will receive his base salary for a period ending on the later of (i) the end of the initial term of the agreement or (ii) 12 months after the date of termination. Additionally, his unexercised stock options will continue to vest for the remainder of the initial term of the agreement. If an Executive is terminated for cause, by mutual agreement or voluntarily, then he will be entitled to accrued compensation and unreimbursed expenses.

If an Executive is terminated without cause or terminates his employment for good reason within 12 months following a “change of control,” then he will continue to receive his base salary for a period of 24 months. Additionally, in the event of a change of control, any options or restricted stock held by him will automatically vest in full. A “change of control” is generally defined as any merger, acquisition or similar transaction by the Company into or with another corporation in which the shareholders of the Continuing Corporation immediately prior to such transaction hold, immediately after such transaction or transactions, less than 50% of the general voting power of the surviving or acquiring entity, or any sale, lease or transfer of all or substantially all of the assets of the Continuing Corporation.

The agreement also contains confidentiality and non-solicitation provisions and a non-competition obligation. Pursuant to the terms of the agreement, an Executive will agree not to compete with the Continuing Corporation within the United States or any other country in which it conducts its business for a period ending on the later of (i) the end of the initial term of the agreement or (ii) 12 months after the date of termination of such Executive’s employment agreement.

As soon as practicable after Closing, the Continuing Corporation shall adopt a management bonus pool having an initial term of three years and providing for the annual distribution of aggregate cash bonuses equal to 10% of ePAK’s net profits (as adjusted in accordance with the terms of the Agreement) for each year ending December 31 (pro rated for any partial years) as reported on the Company’s audited financial statements for each such year to Steve Dezso, Mao Shi Khoo, Chun Weng Chok, James Thomas, Jeffrey Blaine and Richard Brook and those members of the Company’s management that, upon recommendation from Steve Dezso, are determined as eligible to participate thereunder by the Continuing Corporation’s board of directors or the compensation committee thereof.

Lock-ups and Registration Rights

The recipients of Continuing Corporation’s ordinary shares in the Share Transfer and Ascend’s founding stockholders have agreed not to sell any of these shares until after the six-month anniversary of the closing date. Beginning following the closing, the recipients of the ordinary shares in the Share Transfer will have the right (exercisable by holders of at least a majority of such shares) to demand on two occasions that Continuing Corporation cause a registration statement to be filed and declared effective under the Securities Act of 1933, as amended, covering the resale of any and all of such shares. In addition, such persons will receive piggyback and Form S-3 registration rights with respect to such shares.

Representations and Warranties

The Agreement contains representations and warranties of the parties relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure and ownership of the applicable entities, (c) the authorization, performance and enforceability of the Agreement, (d) licenses and permits of the applicable businesses, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) litigation, (j) title to properties, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) compliance with applicable provisions of securities laws, and (o) environmental matters.

Conditions to Closing

General conditions

Consummation of the Share Transfer and amalgamation of Ascend and ACL is conditioned on the Ascend stockholders, at a meeting called for these purposes, (i) adopting the Agreement and approving the Amalgamation and Share Transfer and (ii) approving a proposed equity incentive plan for Continuing Corporation that covers equity-based awards for ordinary shares equal to an aggregate of 15% of the outstanding Continuing Corporation ordinary shares immediately following closing.

The adoption of the Agreement will require the affirmative vote of the holders of a majority of the shares of Ascend’s common stock issued in its IPO (“Public Shares”), including holders who purchase Public Shares subsequent to the IPO, and voted on the matter. The holders of the Ascend common stock issued prior to its IPO, including the current officers and directors of Ascend, have agreed to vote such shares in the matter of the approval of the Agreement to the same effect as the majority of the Public Shares are voted. Additionally, if holders owning 20% or more of the Public Shares both vote against the acquisition and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Ascend for the benefit of the holders of the Public Shares, then the acquisitions contemplated by the Agreement cannot be consummated. The approval of the equity incentive plan will require the affirmative vote of a majority of the outstanding Ascend common stock present in person or by proxy at the stockholder meeting.

In addition, the consummation of the acquisitions contemplated by the Agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such acquisitions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Agreement have been materially complied with by each party, (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings and (v) Continuing Corporation’s ordinary shares and warrants being listed on the Nasdaq Capital Market or Nasdaq Global Market.

ePAK’s and EHL’s conditions to closing

The obligations of EHL and ePAK to consummate the transactions contemplated by the Agreement also are conditioned upon each of the following, among other things:

•

At the closing, there shall have been no material adverse change in the business, assets, revenues, financial condition, prospects or results of operations of Ascend and Amalgamation Sub since the date of the Agreement;

•

The trust fund established for the benefit of the holders of Ascend’s public common stock shall contain no less than $39,354,720 and shall be dispersed to Continuing Corporation and ePAK immediately upon the closing, less: (a) all liabilities of Ascend and Amalgamation Sub due and owing or incurred at or prior to the closing, which shall be paid as and when due (including any loans by insiders of Ascend to Ascend, which shall be paid at closing), (b) all amounts payable to stockholders of Ascend that elect to convert their shares of Ascend common stock into cash, which shall be paid as soon as practicable following closing, (c) all Ascend and Amalgamation Sub tax liabilities, which shall be paid as and when due, (d) all professional fees related to these transactions, which shall be paid at closing, as well as other fees and expenses incurred by Ascend and Amalgamation Sub in connection with the Agreement and the transactions contemplated thereby, and (e) all finders fees and investment banking fees

(including those payable to EarlyBirdCapital, Inc. as a finder’s fee and for deferred underwriting commissions earned by it in connection with Ascend’s IPO), which shall be paid at closing;

•	Each of Ascend and Amalgamation Sub shall have obtained all consents, waivers, permits and approvals required to be obtained by it in connection with the acquisition; and

•	Continuing Corporation shall have executed and delivered the Employment Agreements to the Executives.

Ascend’s conditions to closing

The obligations of Ascend to consummate the acquisitions contemplated by the Agreement also are conditioned upon each of the following, among other things:

•

At the closing, there shall have been no material adverse change in the business, assets, revenues, financial condition, prospects or results of operations of ePAK or EHL since the date of the Agreement;

•

Ascend shall have received financial statements for ePAK audited in accordance with US GAAP for the years ended December 31, 2006, 2005 and 2004 and such audited financials shall not indicate any material adverse changes to the financial results or condition of ePAK on a consolidated basis as compared to the financial statements for the same periods audited in accordance with Singapore GAAP, which were previously provided to Ascend;

•	Each of EHL and ePAK shall have obtained all consents, waivers, permits and approvals required to be obtained by it in connection with the acquisition;

•	The individuals entering into the Employment Agreements shall have executed and delivered such Employment Agreements; and

•	Subject EBITDA shall not be less than $5,673,500.

Termination

The Agreement may be terminated at any time, but not later than the closing, as follows:

•	at anytime, by mutual written consent of Ascend on the one hand and EHL on the other hand;

•

by EHL if the Acquisition shall not have been consummated by December 31, 2007 for any reason; provided, however, that if by such date all of the conditions to closing have been satisfied or properly waived in accordance with the terms of this Agreement, with the exception of the conditions relating to Nasdaq listing, SEC clearance of the transaction-related registration and proxy statement and approval of the transactions by the Ascend stockholders, and if, but for its lack of receiving final approval from Nasdaq of its listing application, and clearance of the registration and proxy statement from the SEC and stockholder approval, Ascend has taken all commercially reasonable actions (excluding those actions solely in the control of the Company) to satisfy the Nasdaq listing, SEC clearance and stockholder approval conditions, including filing the registration statement and proxy statement with the SEC as contemplated by this Agreement and responding to all SEC comments in a reasonably timely manner and filing the Nasdaq listing application, such date shall be extended to February 13, 2008;

•

by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

•

by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•

by either party if, at the Ascend stockholder meeting, the Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Ascend’s common stock, or 20% or more of the Public Shares request conversion of their shares into the pro rata portion of the trust fund in accordance with Ascend’s certificate of incorporation; or

•	by Ascend if Subject EBITDA is less than $5,673,500.

In the event of a termination of the Agreement, each of the parties will bear its own expenses of the transaction.

Other Covenants

Ascend has agreed that it will prepare and file a registration statement, which shall contain a prospectus/proxy statement, to register, under the Securities Act of 1933, the shares of Continuing Corporation ordinary shares and the warrants that will be issued in the transaction pursuant to the amalgamation and resultant redomestication and the ordinary shares issuable upon exercise of the warrants, and to solicit proxies from the Ascend stockholders to vote in favor of proposals regarding the adoption of the Agreement and the transactions contemplated thereby and the equity incentive plan.

Item 3.02	Unregistered Sales of Equity Securities.

At closing, it is anticipated that EHL and/or its designees will receive approximately 8.6 million ordinary shares of Continuing Corporation (based on currently available information and assumptions), subject to adjustments described above in Item 1.01. These shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements as provided in Section 4(2) of the Securities Act.

Item 5.01	Change in Control of Registrant

As a result of the arrangements regarding the election of Continuing Corporation’s directors who will serve as such after the closing of the acquisition that are described above in Item 1.01, a change in control of Ascend will occur as a result of the acquisition and redomestication. As such event will take place more than 60 days after the filing of this Report and because the amounts of Continuing Corporation’s ordinary shares to be owned by the directors immediately after the acquisition cannot yet be determined, Ascend is at this time unable to provide information regarding the beneficial ownership of Continuing Corporation by those persons who will be its directors immediately after the acquisition. Such information will be provided in the registration and proxy statement that will be distributed to Ascends stockholders in connection with the acquisition and the related proposals that will be presented to them for consideration.

Item 5.02	Departure of Directors or Certain Officers

Upon consummation of the transactions, Stephen L. Brown and Russell C. Ball III, current directors of Ascend will not continue as directors of the Continuing Corporation. Don K. Rice, Ascend’s current Chairman of the Board and Chief Executive Officer, will not serve as Chief Executive Officer of the Continuing Corporation, but will serve as Continuing Corporation’s Chairman of the Board.

Item 7.01	Regulation FD Disclosure

Business of ePAK

ePAK is a full-service designer, manufacturer and supplier of precision engineered products and solutions for the automated transport and handling of semiconductor and electronics devices. The Company and its subsidiaries operate a large scale design and manufacturing facility in Shenzhen, Peoples Republic of China (“PRC”) with additional sales, design and applications engineering operations located in a number of offices servicing North America, Europe and Asia. The Company’s precision manufactured handling solutions provide ePAK’s customers with the automated means of manufacturing, handling and transporting their critical semiconductor and electronic devices with a high degree of reliability and efficiency.

The Company’s products are used in nearly all stages of the processing, handling and transport of semiconductors. Customers use ePAK’s products to move their mechanically and electrically sensitive products between process steps within their factories and between manufacturing facilities around the world as these semiconductor products are sequentially built from raw silicon to finished integrated circuits (“ICs”). ePAK’s automation and handling products provide interface with test and component assembly equipment, transport media for delivering products to end-system manufacturers and final interface with circuit board assembly systems. The Company’s high purity product solutions provide the semiconductor, disk drive, solar and electronics industries with high purity, precision manufactured protection and handling media for the storage, handling, processing and transportation of products throughout the manufacturing process. ePAK’s applications and engineering team formulates, designs and implements solutions optimized for customers’ requirements, facilitating the reliable realization of their time-critical product revenues. The Company leverages its experience gained from servicing the semiconductor industry to further develop markets that benefit from its core competencies, allowing ePAK to expand into providing similar products and services for the liquid crystal display, data storage, solar cell, printed circuit board, and medical sciences test industries.

The majority of ePAK’s products are consumables whose demand is driven by a combination of semiconductor, integrated circuit, and electronic system manufacturing activity. The Company’s consumable products include raw wafer shippers, finished wafer transport media, IC test and handling trays, die singulation grip rings and flex frames, IC tape and reel for high speed automated circuit board assembly, and IC shipping tubes. Demand for ePAK’s data storage media shippers and subcomponent trays, also consumables, is driven by the manufacturing activity of data storage systems, largely composed of disk drives. The Company also manufactures process carriers used in the manufacture of silicon wafers, compound semiconductor wafers, data storage systems and integrated circuits. These process carriers facilitate advanced automation and protect the integrity of customer products during the various processing stages used in the manufacture of semiconductor wafers and IC’s. The demand for process carriers correlates with overall semiconductor and IC industry capital spending and manufacturing activity.

ePAK maintains a large scale manufacturing center in Shenzhen, PRC. From this central manufacturing base supplies its customers through a global network of Just-In-Time (“JIT”) distribution facilities in locations near the Company’s customers with concentrations in North America, Europe, Singapore, the PRC, the Philippines, Taiwan, Korea and Japan. Products are sold from and customers are serviced by a worldwide direct sales force and a design applications engineering team. ePAK supplements its own sales and support team through the use of distributors in selected regions around the world, including in Europe, Japan and the PRC.

ePAK was formed in 1999 and established its initial operations in the PRC. The Company maintains 100% owned subsidiaries in the US, Hong Kong, and the PRC. ePAK’s executive offices are located at 4926 Spicewood Springs Road, Suite 200, Austin, Texas 78759 and its telephone number is (512) 231-8083.

The Semiconductor Industry

Semiconductors are the key components of the vast majority of today’s electronics systems and their proliferation in an increasing spectrum of applications provides for a rapidly growing market for semiconductor-based products. Traditionally, semiconductors were largely weighted towards computing applications, with a particular emphasis on personal computers. Today, their use continues to expand in a large, growing and diverse range of applications in addition to computing, including telecommunications, wireless and broadband communications, household and consumer electronics, numerous automotive applications, and personal information managers.

Manufacturing processes in the semiconductor and electronics industry utilize a broad spectrum of consumable and semi-consumable materials requiring a complex set of performance requirements. Various processes in the transformation of raw silicon wafers into electronics end systems require a high degree of performance from these materials in terms of purity, stability, functional repeatability, thermal range, dimensional precision and protection from the potentially damaging effects of electrostatic discharge (“ESD”). Given the complexity of these manufacturing processes in concert with the relatively high value of the resulting semiconductor products, the performance of the materials is critical to manufacturers’ efficient and cost effective operations. The automated processing and manufacturing steps used in the transformation of semiconductors into electronic systems requires the use of high performance consumable materials such as raw wafer shippers, finished wafer transport media, IC test and handling trays, die singulation grip rings and flex frames, IC tape and reel, IC shipping tubes, bare die trays, data storage subcomponent trays and data storage media shippers. Demand for these consumable materials is largely driven by the unit-volume production of semiconductors and electronic systems. Semi-consumable products and capacity expansion oriented products such as wafer and substrate process cassettes react to demand driven by process changes, product functional end of life and capacity expansions.

Semiconductor manufacturing is comprised of two principal segments: front-end and back-end processes. Front-end processes begin with the manufacture of raw silicon or compound semiconductor wafers. These wafers are grown in crystalline ingot form by raw wafer manufacturers, making use of raw silicon or more exotic materials such as gallium arsenide, indium phosphide, or sapphire. These crystalline semiconductor ingots are typically shaped into circular logs ranging in diameter from one to 12 inches and subsequently sliced into thin wafers ranging in thickness from over 500um to less than 50um. Due to the physical properties of the materials, their crystalline nature, and low aspect ratios, these wafers can be quite fragile and susceptible to breakage during handling and processing. Front-end processing continues as the raw wafers are transported to semiconductor wafer fabrication operations (“wafer fab”).

Once raw wafers reach wafer fab operations they are subjected to a wide variety of process steps where the wafers experience a range of thermal extremes, exposure to various chemicals and repetitive cleaning operations where their purity is protected through the removal of submicron organic and inorganic contaminants. At each process step, wafer carriers provide the means for sophisticated automated handling while maintaining the purity and mechanical integrity of the wafers. Wafer fabrication includes multiple exposures to process steps including deposition, chemical mechanical planarization (“CMP”), photolithography, etch and cleaning in the creation of a finished semiconductor wafer containing resident electronic circuitry and interconnects. It is critical at each of these process steps that the high performance of wafer process carriers contribute to the overall manufacturing yield and reliability of the semiconductor devices. Once the build-up of the circuitry and interconnects on a wafer is complete, the end of the front-end wafer fabrication process is concluded.

The performance of wafer carriers plays a critical role in maximizing silicon wafer manufacturing yields. This criticality is compounded by the fact that the value of a single batch of wafers, typically 25, increases at each step in the wafer fabrication process and can easily exceed several million revenue dollars to the customer. It is critical that the wafer carriers provide a high degree of protection from mechanical, and in some cases ESD, induced stresses, while aiding in maintaining wafer purity and cleanliness throughout the wafer manufacturing process. The largest cost component in operating wafer fabs is typically related to the depreciation and utilization of capital equipment. This utilization rate is directly related to manufacturing throughput and efficiency. The contribution of wafer handling media is critical to the efficiency equation by providing reliability and repeatability with regard to its automation equipment interface role in transferring wafers from process to process and station to station. Here, dimensional stability coupled with high precision tight tolerance product design and manufacturing capabilities ensures high efficiency. Designing with and manufacturing using high performance engineering plastics requires a great deal of experience, technical expertise and ongoing development.

Availability and JIT delivery of wafer carriers are critical to maintaining the ongoing production of raw and finished wafers. The value of these wafers, and the ability to process and ship on an ongoing basis, constitutes the revenue streams for operators of both raw wafer and wafer fab operators. Without sufficient supplies of carriers, these operators are unable to realize their time critical revenue streams and risk interruption to their operations, thus the carriers form an integral link in the semiconductor and electronics manufacturing supply chain. ePAK’s maintenance of JIT delivery warehouses and customer consignment programs enhances focus on minimizing delivery lead times resulting in greater flexibility and ability to respond to customer opportunities.

When the final wafer fab manufacturing process is reached, the wafer fab front-end operations are complete and the result is a finished wafer. Finished wafers are then transported to the back-end integrated circuit manufacturing operations using specialized wafer carriers for manual or automated handling and transport. The back-end manufacturing process can include wafer probe, test, die singulation, assembly and packaging into integrated circuits.

In recent years, many of the products and services valued by the semiconductor and electronics industry are also in demand from other similar industries. As such, demand for precision engineered products and solutions for the automated transport and handling of products has increased for the liquid crystal display, data storage, solar cell, printed circuit board and medical sciences test industries.

ePAK’s Business Strategy

ePAK’s objective is to be a global leader in its selected markets by delivering the broadest and deepest line of engineered protection and handling materials possible to the semiconductor and precision engineered products manufacturing industries. The Company’s strategy is built around leveraging its marketing and operational experience and techniques to maximize the solutions offered to customers while optimizing its cost structure through its manufacturing efficiencies, with a particular emphasis on high value materials utilization.

ePAK’s strategy includes the following elements:

•

Broad Vertical Market Segment Product Offerings. The Company’s customer base includes over 500 customers comprised of a broad range of semiconductor and electronics manufacturers. The majority of these customers utilize engineered handling solutions within their operations from numerous classes of products offered by ePAK. The Company’s broad product offerings within the vertical semiconductor manufacturing market provide it with the opportunity to engage with a customer initially with a single product offering, through which they are introduced to ePAK’s other service, delivery, design and production capabilities, many of which ePAK believes are unique to it. Based on an acknowledgement of the value the Company adds to the customer’s operations in one product segment, ePAK seeks to create demand-pull for related and complementary products also being used by the customer. The Company believes that manufacturers of semiconductors and electronic systems place a premium on suppliers who are able to comprehensively meet their materials protection and handling needs, and ePAK believes that its broad product offering positions it as a premium supplier while creating additional demand for products used within the manufacturing chain.

•

Operationally Complementary Product Offerings. The Company seeks to maintain a broad product portfolio so that it may optimize its overall cost structure by taking advantage of the efficiencies gained by offering products for the various vertical markets it serves that utilize complementary manufacturing techniques and engineering materials. This also enables ePAK to enhance its revenue base and minimize the risk associated with product and customer concentration, as well as helping it control costs by optimizing material utilization. Since high value, high performance engineering materials comprise the largest component of ePAK’s cost structure, the Company believes it can continue to enhance its operational performance by optimizing material utilization. ePAK’s emphasis on driving its business from the market and applications side allows it to service complementary downstream markets with some products manufactured extensively from de-rated manufacturing losses while utilizing the high performance qualities maintained within the de-rated engineering plastics. By joining its broad product base marketing and operational strategies together, coupled with its engineering materials compounding capabilities, ePAK believes that it can maximize the use of its engineering materials in the highest value state possible.

•	Global Supply and Local Service. ePAK believes that its superior responsiveness to new customer opportunities and the reliability of its supply to its existing customers enhances its competitiveness and maximizes the barriers to entry of its competitors with potential and existing customer relationships. The Company maintains a single large scale manufacturing center in Shenzhen, PRC employing over 1,500 staff, including over 150 experienced product design and manufacturing engineers. Maintaining a single large-scale facility allows ePAK to optimize capacity utilization while maintaining a high level of product quality and performance. The PRC facility holds certification to international quality standards including ISO 9001:2000. The Company’s environmental initiatives are reflected in the manufacturing site’s ISO14001 certification. The internationally recognized ISO certifications are secured through an audit of ePAK’s systems, verifying compliance with ISO standards. Furthermore, the Company was among the first companies in the PRC to receive certification as a Sony Green Partner. The Company believes that these quality certifications gain customer confidence that can result in rapid customer adoption of ePAK products.

ePAK’s manufacturing center is linked to its global customers through its local engineering, sales and support staff. The Company believes its emphasis on local service and delivery results in enhanced customer relationships and leads to opportunities to provide additional high value product and service solutions to its global customer base. Local service and delivery supported by JIT supply and inventory management coupled with customer consignment programs further enable ePAK to respond quickly to changes in customer demand.

•

Emphasis on Consumables. Supplying consumable products provides ePAK with a recurring revenue stream. Demand driven by semiconductor unit-volume production, which drives over 90% of ePAK’s revenues, has provided for relatively stable growth of the Company’s underlying markets. According to VLSI Research, Inc., during the twenty years spanning 1986 through 2006, annual global IC unit volume sales growth has averaged 10% with only two years of decline, including a decline in 2001 resulting from the general decline in the technology sector during that time. Similarly, silicon wafer demand grew 18 out of 20 years during this period and averaged 8% annual growth. Often the semiconductor markets are measured by dollar sales volumes, rather than IC unit volumes, which have a higher variability than unit sales volumes. Such markets have also had drastic swings in semiconductor capital equipment expenditures. ePAK focuses its sales strategy on products driven by semiconductor unit-volume production that has historically experienced a more consistent growth and recurring revenue stream. Similar to its strategy regarding its products for semiconductor production, ePAK is focusing its product expansions to serve a growing consumables market with recurring revenue opportunities.

•

Applications Driven Solutions. Materials handling, protection and automation performance within the semiconductor and electronics industry continuously evolve. Largely, this evolution is driven by demand for greater production efficiencies resulting in higher manufacturing throughput and shrinking semiconductor device geometries. This evolution and the resulting increase in product performance requirements creates a market environment where ePAK can utilize its experience to bring innovative products and services to market at a pace that the Company believes is consistent with the requirements of its customers’ demand for more advanced products. ePAK seeks to formulate a full service solution capitalizing on its technical design expertise, high purity and tight tolerance manufacturing capabilities, and product supply initiatives. Additionally, the Company is able to provide JIT and consignment supply options further addressing customer application needs.

•

Expanding Large Scale Manufacturing Operations. ePAK’s large scale manufacturing operations encompass a wide array of processes and capabilities under the management and direction of its experienced management team. Manufacturing processes include injection molding, extrusion, thermoforming, vacuum forming and materials compounding of a wide variety of high performance engineering resins. The Company believes that its product quality and integrity is enhanced by managing a single large scale manufacturing center with its experienced operations management team concentrated in that location. ePAK’s manufacturing operations in Shenzhen, PRC, are positioned to maintain short supply lines to the consumers of a majority of the products the Company delivers : China, one of the fastest growing semiconductor and electronics producing regions in the world; North Asia, including Japan, Korea, Taiwan, and the Philippines; and South Asia, including those in Malaysia, Singapore, and Thailand. Longer supply lines exist in support of the more mature market regions, including North America and Europe. To compensate for these longer supply lines, ePAK maintains JIT stocking operations and customer consignment programs.

•

Strategic Acquisitions. ePAK continually evaluates strategic acquisitions that would contribute to its growth, accelerate its technological and service expertise, and/or increase its manufacturing and operational efficiencies. The Company seeks acquisition targets that would benefit from the skill of ePAK’s management team and business model, allow the Company to expand its product offerings to, and its relationships with, its existing customer base, or that would allow ePAK to apply its technical and service expertise, business strategies and operational efficiencies in product areas and markets that it has not previously served.

•

Expanding Markets. In recent years many of the products and services valued by the semiconductor and electronics industry are also in demand from other similar industries. As such, demand for precision engineered products and solutions for the automated transport and handling of products has increased for the liquid crystal display, data storage, solar cell, printed circuit board, and medical sciences test industries. Although ePAK does not expect that any of these other industries will become its primary focus, it believes that each of these industries provides considerable opportunities to expand the sale of its products and intends to pursue these opportunities.

Products, Services and Delivery

The Company offers its customers a combination of physical product, value added service and delivery logistics. Its broad product portfolio encompasses three major categories defined around its position in the markets it serves: (a) front-end protection and handling carriers, (b) back-end protection and handling media; and(c) end-system automated assembly products.

Front-End Products

ePAK’s front-end products facilitate the automated manufacture, transport and processing of semiconductor wafers while offering a high level of mechanical and physical protection. Its front-end products include transport and handling carriers, process cassettes used in the manufacture of semiconductor wafers, and storage environments used for holding finished wafers and work-in-progress (“WIP”) wafers.

•

Wafer Carriers. ePAK’s front-end products include the ePRO line of wafer carriers used in the high volume transport of raw wafers from wafer manufacturing operations to wafer fabs. ePRO products offer high purity materials designed to minimize contamination risks during wafer transport from raw wafer manufacturers to wafer fabs while maintaining wafer integrity throughout the rigors of the transportation and handling cycle. The Company’s ePRO product line handles wafers ranging from 100mm through 300mm in diameter. ePAK also offers smaller diameter wafer carriers ranging from 1-inch to 3-inch, with applications typically geared towards high performance specialty wafers formulated from compound semiconductor materials. The Company also offers a wide variety of secondary packaging solutions such as clean room bags, moisture barrier bags and special outer packaging to assist the customer in passing rigorous drop tests often required by their customers.

•

Process Cassettes. ePAK’s line of wafer and solar cell process cassettes enable the transfer of wafers and solar cells from process station to process station as part of the fabrication process. Wafer to wafer, or cell to cell, positional tolerance and cassette dimensional stability are critical in providing reliable interface with automated processing equipment. Design and material performance are instrumental to the manufacture and function of these cassettes, given the critical role they play and their exposure to various thermal and chemical environments. Unlike the majority of the products the Company sells, process cassettes are used repeatedly. ePAK also supplies process cassettes that are used in wet chemical processing. These cassettes must be able to withstand exposure to the various chemicals and temperatures used in the production of semiconductors and solar cells. The Company has gained considerable experience in designing solutions and using unique materials in these applications and will continue to invest in the development of products in this area. Many of ePAK’s cassettes are used for processing of ultra-thin wafers. These wafers can typically be as thin as 80-100um and present unique handling challenges. The Company has considerable design experience in this area and offers a series of special cassettes for this application.

•

Storage Environments. Storage environments encase process cassettes and buffer WIP wafers and solar cells as well as store finished goods prior to transfer to assembly and test operations. Controlled environment storage, including lot identification and traceability features, can be provided by storage environments through integrated radio frequency identification (“RFID”) tags or optical coding systems. Like process cassettes, storage environments are typically multi-use products. ePAK offers these storage environments in a range of sizes and material options. The Company has developed several solutions in this area and continues to invest in the development of products in this area. Furthermore, ePAK offers a unique solution for solar cell storage that has also been popular with the expanding solar cell market.

Back-End Products

ePAK’s back-end products facilitate the handling and transfer of finished wafers, the manufacture of packaged ICs, the transport of finished ICs and electronic components to system sub-assembly and final assembly manufacturers. Maintaining the physical and functional integrity of finished wafers, fragile ICs and other electronic components is crucial to ensuring the proper operation and functionality of electronic systems. The ability of the Company’s back-end products to interface with high speed automated assembly and SMT equipment enhances high production throughput and manufacturing efficiencies.

The Company formulates product, delivery and supply arrangements tailored to the individual customers’ performance needs. JIT and consignment programs are designed for each individual customer accounting for their unique set of needs driven by their specific processing, forecasting and operations support requirements.

•

Wafer Canisters. Wafer canisters, like ePAK’s eLX system, provide the means of transport for semiconductor wafers from wafer fab operations to back-end assembly and test facilities. The wafer canister transport system includes products produced by the Company that are placed inside the canister and in between each wafer. These products include a protective interleaf that is placed between the wafers, as well as, various options for special padding that is placed above and below the wafers inside the canister to provide cushioning during transport. ePAK has produced a series of proprietary products in this area that have become increasingly popular with the global customer base. This product, known as the ePAD system, consists of shock absorbing cushions as a high purity alternative to foam. In typical applications, wafer canisters interface with automated loaders at the last stage of the wafer fab operations and automated unloaders at the initial stage of the assembly and test operations. All of the Company’s canisters are designed to facilitate automated wafer handling, guaranteeing a higher degree of wafer protection over manual methods, due to the reduction in potential manual mishandling.

•

Wafer Jars. Wafer jars, like wafer canisters, are a means of transport for semiconductor wafers from wafer fab operations to back-end assembly and test facilities. However, wafer jars typically lack the ability for use with automated wafer handling equipment and thus require manual loading and unloading. Coupled with the lower degree of physical protection afforded by wafer jars, the market segments utilizing them are largely skewed towards lower technology products.

•

IC Trays. Following the wafer fabrication process, finished wafers containing functional circuitry are transported to IC assembly and test operations where they are cut into individual die. An individual die is typically mounted to a metal lead frame or circuit substrate where interconnections are made between pads or conductive bumps on the die surface and corresponding pads or interconnects on the lead frame or substrate. The die is typically encapsulated or over molded to offer environmental protection. The end result is a packaged IC ready for mounting on a printed circuit board (“PCB”) or integration into an electronic system. IC handling trays are introduced during the final processing steps of finished ICs. They may be used for automated test equipment (“ATE”) interface, and are subsequently used for transport of ICs from the assembly and test operations to surface mount technology (“SMT”) circuit assembly operations, where they serve as interface to high speed SMT equipment. ePAK’s customer application driven marketing led to the development and introduction of the patented eBIN system of lot sorting, segregation, and tracking. Separate ICs with similar appearances can have substantially different levels of performance or functional characteristics. The Company’s eBIN stud and rider system provides its customer with a means of visually tracking and identifying differing classes of product according to test results, manufacturing batch classification or process characteristics. ePAK’s applications approach to product development also addresses manufacturing yield challenges with the Company’s patented V-Cut pocket design for ball grid array (“BGA”) substrates. IC handling trays are manufactured from a range of engineering materials customized around the application and differ according to thermal, ESD, dimensional and purity requirements.

•

Tape and Reel. ePAK’s tape and reel products are also used for the safe handling and transport of IC’s from back-end operations to PCB houses. These products allow for high speed mounting of ICs onto PCBs and are generally used for smaller devices than those that ship in IC trays. The tape and reel system consists of two tapes, a carrier tape and a cover tape, and a reel. The Company manufactures embossed carrier tape and rigid reels while acting as a reseller of activated adhesive cover tape. In use, individual components are placed by our customers into precision formed pockets along the length of the carrier tape which also provide ESD protection through the inherent conductive properties of the tape material. The individual components are held in the pocket through the application of an electrostatically dissipative cover tape attached to the carrier tape by heat-activated or pressure sensitive adhesive. Finally, the sealed tape system is wound around industry standard 13-inch or 7-inch reels which may also provide ESD protection through either the reel materials inherently conductive products or through an antistatic topical coating.

•

Grip Rings and Flex Frames. Following the final stages of semiconductor wafer manufacturing, wafers are often subject to back grinding operations to reduce wafer thickness. Individual dies from wafers may be sawn and singulated, sorted, marked and shipped. To facilitate these operations Mylar film can be stretched across concentric locking grip rings with a single wafer mounted to the film. ePAK manufactures tight tolerance grip or hoop rings to enable these post wafer fab processing steps where product performance and manufacturing repeatability are crucial.

•

IC Shipping Tubes. IC shipping tubes are the longest lived transport media for the transport of ICs and other electronic components and subassemblies. Traditionally manufactured by the industry from polyvinylchloride (“PVC”), ePAK provides both PVC and polystyrene tubes options.

•

Bare Dice Trays. The Company facilitates the handling of singulated bare semiconductor die through the design, manufacture and supply of bare die trays. These trays provide mechanical and ESD protection in 2-inch or 4-inch square tray form containing an array of pockets sized to hold just one individual die. Depending upon the requirements of the application, high purity material properties can be achieved where there is susceptibility to contamination.

•

Vacuum Formed Trays. ePAK manufactures a broad line of vacuumed formed trays which are used in many applications. These products utilize the Company’s precision manufacturing capabilities and are produced for a wide range of customers. ePAK produces a series of secondary packaging products that, in combination with many of the products described above, provide a full shipping system for the customer, with the exception of the cardboard shipping box.

End-System Products

ePAK’s end-system products facilitate the automated assembly of electronic send systems, including magnetic disk drives for computer and consumer applications and imaging products. Sensitivity to ionic, chemical and particulate contamination is high in these applications. End-system products include disk substrate and media carriers and automation trays.

Disk Substrate and Media Carriers. Manufacturing operations beyond the semiconductor industry also require high purity, high performance solutions enabling automated handling and assembly of components. The data storage industry is one such example. The substrates and magnetic media, which are found in disk drives and on which non-volatile data is stored, have exceptionally stringent requirements for protection from contamination. The Company’s technical expertise in high performance engineering materials, advanced cleaning and processing operations and innovative applications-oriented design approach has led to rapid customer adoption of its disk substrate and magnetic media carriers. ePAK’s innovations with high density carriers and external closure mechanisms can offer the data storage markets substantial increases in manufacturing throughput coupled with reduced levels of surface contamination.

Automation Trays. Much like IC handling trays, trays developed for the optical device and data storage markets are used in high speed, high reliability automated assembly processes. Within the automation tray product segment, high purity materials offer protection for contamination sensitive components and precision manufacturing tolerances facilitate high speed automation. Automation trays are used in handling optical lenses within the imaging industry and for read/write heads and disk drive suspension assemblies in the data storage industry.

Services

Design Services. The Company’s global applications and engineering team is highly experienced with the processes and procedures of semiconductor and electronic components and systems. The team draws on its wealth of applications experience and in-depth knowledge of the manufacturing challenges faced by customers in the markets that ePAK serves. Applications driven product design begins with an evaluation and analysis of customer challenges, integrates the customer goals and draws on materials, manufacturing, tooling and automation expertise in formulating a thorough product solution. Cross-industry and cross-product knowledge is leveraged to deliver these solutions. The end result of ePAK’s solutions oriented design service is often a new drawing, design or product that uniquely addresses the application.

Cleaning Services. The Company offers high quality precision cleaning capabilities housed within ePAK’s extensive clean room operations facilities. Precision cleaning operations are designed to provide customers with critical contamination control of particles as small as 0.2 um. The Company’s cleaning services are typically offered as part of an overall sourcing solution that might also include various delivery and logistics offerings to formulate a comprehensive sourcing solution that meets or exceeds all of the customer’s requirements. Cleaning services are often applied to IC trays, wafer handling media, disk drive products, and optical lens trays.

Forecasting, Planning and Logistics Services. ePAK provides products and services to customers throughout the semiconductor and electronics supply chain. The breadth of market engagements and depth of supply chain penetration offers enables ePAK an understanding regarding product segment current and forecasted demand. The Company offers outsourcing services that involve the forecasting and planning for the materials that customers purchase from ePAK. This frees the customer to focus on their core business while benefiting ePAK with enhanced manufacturing flexibility and logistics efficiencies. The Company also offers JIT delivery, consignment and vendor managed inventory (“VMI”) solutions that may be integrated into the sourcing solution developed by ePAK to meet each customer’s unique operational requirements.

Customers and Markets

The Company’s major customer groups include manufacturers of semiconductor wafers, ICs and electronic components and electronic system producers. Its most significant customers, based on sales in fiscal year 2006, include Amkor Technologies, ASE Test, Hitachi, On Semiconductor, Seagate, Skyworks, ST Microelectronics, STATS Chippac, Texas Instruments and Toko Electronics.

In fiscal years 2006, 2005 and 2004, net sales to ePAK’s top ten customers accounted for approximately 55%, 60% and 59%, respectively, of net sales. In 2006 no customers accounted for more than 10% of the Company’s sales. In 2005, ST Microelectronics accounted for more than 10% of the Company’s sales, and in 2005 Kangawa Shoji and ST Microlectronics accounted for more than 10% of the Company’s sales. Over 300 customers purchased products from ePAK during 2006.

The Company solicits sales from and issues quotations to the customers. Transactions are consummated with the issuance of a purchase orders by the customer followed by ePAK’s shipment of goods to the customer pursuant to the purchase order. In some cases customers first issue blanket purchase orders, then subsequent partial shipment releases against the blanket purchase order, and then ePAK ships pursuant to the shipment release.

The Company may enter into sourcing agreements with its customers. These agreements generally have a term of one to two years, but they do not typically include any long term binding commitments on the parties to the agreements. The ePAK global sourcing and supply team works closely with customers to manage ongoing supply arrangements factoring in customer, market and industry activities. These factors are used in soliciting blanket purchase orders, product and delivery-specific purchase orders, and non-binding forecasts for future product order volume. These are subsequently updated on a periodic or ongoing basis. Customers may from time to time alter or cancel orders for reasons beyond the Company’s control.

The percentage of sales from customers located outside the U.S. was approximately 88%, 88%, and 90.3% in fiscal 2006, 2005, and 2004, respectively. ePAK records sales location by the billing destination, even if the customer is headquartered in the U.S. It anticipates that sales to international customers will continue to represent a significant percentage of net sales. The percentages of its sales by region are set forth in the table below:

	Fiscal Year Ended December 31,
	2006	2005	2004
Asia	81.3%	83.6%	86.3%
Europe	6.7	4.4	4.0
U.S.	12.0	12.0	9.7
Other	—	—	—

Total	100%	100%	100%

ePAK’s sales are generally made pursuant to standard purchase orders, which can be revised by its customers to reflect changes in the customer’s requirements. Generally, the Company’s purchase orders allow customers to reschedule delivery dates and cancel purchase orders without significant penalties. For these reasons, ePAK believes that its backlog, while useful for scheduling production, is not necessarily a reliable indicator of future revenues.

Sales and Marketing

The Company sells its products worldwide through a direct sales force, independent sales agents and distributors located in all major semiconductor and electronics markets, including those in North America, Asia, and Europe. These global sales organizations are supported by local application engineering, service, logistics and delivery staff acting to formulate comprehensive solution offerings for ePAK’s customers.

The Company’s marketing efforts focus on the creation of demand-pull. Demand-pull for sales is the result of introducing customers, who are sourcing one or more products or services from ePAK, to other products and services available from ePAK. With its broad vertical and lateral product offerings, the Company also offers inducements to reward existing customers who specify the use of its products and services to other parts of their supply chain where ePAK has no or limited engagement. The Company’s industry reputation for providing rigorous and comprehensive solutions provides it with the opportunity to build on its successes. In the process, the Company further enhances its reputation and customer relationships allowing ePAK involvement in earlier stage opportunities. This positions the Company to capitalize on business opportunities as they arise and make effort to incorporate ePAK’s solutions into early stage specifications.

ePAK believes that its full spectrum of sourcing activities, incorporating a combination of design, service, analytical, product, quality, logistic and delivery elements, is important to its marketing efforts.

Competition

The market for the Company’s products is highly competitive. While product and price are important factors impacting ePAK’s competitive capabilities, the Company competes on the basis of the quality, service, delivery and value of its total solution. Elements important to formulating ePAK’s total customer solution include product quality and performance, design and engineering support, the Company’s technical expertise and reputation, delivery and logistics services and ePAK’s worldwide presence with local service. The effectiveness of ePAK’s total solution formulation varies from market segment to segment and from customer to customer.

The market for ePAK’s products is highly fragmented, and it competes with a number of different companies primarily on a product line by product line basis. Competitors of the Company’s front-end product segment include Entegris, Miraial and Shin-Etsu Polymer. Competitors of ePAK’s back-end product segment include 3M, C-Pak, Daewon, ITW/Camtex, Kostat, Peak International and many small regional suppliers. Competitors of the Company’s end-system products include Chosen and Entegris. Some of ePAK’s competitors are larger and have greater financial, technical, marketing, distribution and other resources than the Company. In industry down cycles, they may be willing to sell below fully absorbed costs at prices ePAK cannot match. The Company may not be able to compete successfully against any of these competitors.

Product, Service and Materials Development

The Company’s engineering and development efforts are focused on providing continued introduction of new products and services as well as increasing the manufacturing efficiencies of its operations. ePAK maintains a technical and engineering staff of over 100 persons at its factory in Shenzhen PRC, at our design center in Austin, Texas, and at its facilities in Singapore, Korea, the Philippines and Taiwan.

The product and service development cycle begins with customer and market interactions defining market needs and requirements. ePAK’s sales, product engineering and technical team works to develop product and service solutions to meet market or customer specific needs. It makes use of advanced 2-D and 3-D design and modeling applications and methods including advanced computer aided drafting (“CAD”) or finite element multidisciplinary analysis (“FEMA”) and design of experiments methods (“DOE”) in characterizing system applications and ensuring that solutions are optimized around requirements.

Materials development is a key area of focus for ePAK to both deliver high performance product solutions as well as to increase its internal materials utilization efficiencies. Through upstream integration, the Company continues to produce a broadening range of high performance engineering materials that it traditionally purchased from third party material compounders. By maintaining advanced internal compounding capabilities, ePAK is able to optimize material performance for a given application rather than purchasing higher cost compounded materials whose properties meet a broad range of performance requirements. ePAK anticipates expanding the size and scope of its material formulation operations.

Product, service and materials development efforts at ePAK are supported by advanced test and measurement laboratory operations within our organization. Our laboratory capabilities include ionic chromatography, liquid particle count, smart scope non-contact dimensional characterization, tensile strength tester, impact tester, surface tension testing, and static decay testing.

The Company’s research and development expenditures in fiscal 2006, 2005, and 2004 were $221,597, $209,653, and $137,496, respectively.

Manufacturing

ePAK believes that its advanced large-scale manufacturing, cleaning and processing facilities in Shenzhen, PRC, all managed under rigorous quality systems, are critical to its competitiveness and provide the Company with a tactical and strategic advantage. ePAK’s facilities and processes include:

•

Precision Injection Molding. From the its inception, ePAK has continuously developed its injection molding capabilities and expanded them to include the processing and molding of a broadening array of technically challenging engineering resins. This growth in capability allows the Company to add to the performance capabilities of the injection molded products it produces. Injection molding involves heating natural and compounded engineering resins and forcing the molten plastic into precision tooled molds. Injection molding processes are applied extensively in the creation of ePAK’s wafer process cassette, canister and jar products along with IC trays and other rigid products.

•

Extrusion. Extrusion, whereby molten plastic is forced through a die, is used to create IC shipping tube products as well as raw sheet materials used in the production of carrier tape and various wafer and packing products. Dimensional tolerances may be quite stringent and the material performance characteristics and purity may be crucial in determining the overall performance of ePAK’s end products.

•

Vacuum Forming. Vacuum forming processes are used in the final production of carrier tape, flexible handling trays, shock absorbent packing materials and ancillary wafer protection products. Vacuum formed products are created through the application of heat to a thin polymer sheet and then drawing a vacuum through a multi-cavity mold such that the sheet shape conforms to the dimensions defined by a mold cavity. Various alterations to the typical vacuum forming process can be applied to increase dimensional accuracy and the mechanical performance of finished products. The raw material used in this process may also be made by the Company and ePAK has extensive experience in formulating ultra clean materials for use in this process.

•

Compounding. Compounding alters the performance characteristics of base or previously compounded polymer resins through the controlled blending-in of performance modifiers. These modifiers can include minerals, elements or other resins. ePAK’s material compounding capabilities allow tailoring material performance to meet specific criteria required for a given application. Additionally, captive compounding allows better control of manufacturing costs through the compounding of byproducts of the Company’s manufacturing processes or materials that have reached end of life in their original application. Compounding also contributes to ePAK’s overall control of the quality and purity of injection molded, extruded and vacuum formed end products.

•

Sub Micron Cleaning. ePAK maintains high volume sub micron cleaning capabilities in support of its semiconductor wafer and disk drive products. Cleaning services are also provided to the wafer and disk drive industries in support of the customers’ internal requirements and in order to formulate and implement closed-loop service and supply arrangements with select customers. The Company’s cleaning operations are housed within ultra-clean clean room environments.

•

Assembly. ePAK maintains product assembly operations with extensive quality and logistic controls, making use of automated processes where applicable to further ensure quality and efficiency. Some of the assembly operations are housed within clean room environments to further ensure product purity and precision.

•	Vision System Processing. The Company makes use of advanced 2-D and 3-D imaging systems in the production and testing of certain products where quality and dimensional accuracy are critical.

ePAK has made, and expects to continue to make, significant investments in expanding and improving upon its manufacturing capabilities. These investments contribute to its ability to manufacture and process technologically advanced products and support its applications oriented design and development emphasis.

The Company’s products are made from a variety of raw materials that are generally available in quantity from alternate sources of supply. However, certain materials included in ePAK’s products are obtained from a single source or a limited group of suppliers. It seeks to reduce dependence on limited source suppliers, but it may experience adverse impacts or interruptions to manufacturing processes for certain products should the performance of one or more of these limited source suppliers diminish or experience interruption. A significant change in the price or performance of raw materials could adversely affect ePAK’s operating results.

The Company’s manufacturing site in Shenzhen, PRC, contains two legal entities operating within different physical structures: ePAK Technologies (Shenzhen) Co. Ltd, and ePAK Multi-Products Factory. ePAK Technologies Ltd is a wholly foreign owned entity (“WFOE”) formed under PRC law and a 100% owned subsidiary of ePAK., ePAK

Multi-Products Factory is a licensed processing entity (“LPE”) created through a licensed processing agreement formed under PRC law, and is operated by e.PAK Hong Kong Pte, Ltd., a subsidiary of ePAK. The Company owns or leases the equipment, facilities and improvements located at its manufacturing site.

Intellectual Property

ePAK believes that the success of its business relies in part on its proprietary technology and capabilities, processes, information, designs and know how. It protects its intellectual property rights with trade secrets and patents, and relies on a combination of patent, trademark and trade secret laws and license agreements to protect these rights. As of July 30, 2007, the Company’s intellectual property rights portfolio included 21 issued patents and 34 patents filed in China and the United States. There can be no assurance that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented, or that any rights granted there under will provide meaningful protection or other commercial advantage to ePAK. Moreover, there can be no assurance that any patent rights will be upheld in the future or that the Company will be able to preserve any of its other intellectual property rights. Although patents may delay or deter competitors from offering competing products, ePAK believes that its competitors may be able to design around its patents and may at some point be able to commercialize products similar to those covered by the Company’s patents.

In ePAK’s industry, it is not unusual for companies to receive notices alleging infringement of patents or other intellectual property rights of others. It expects, from time-to-time, to be notified of claims that it may be infringing patents, maskwork rights or copyrights owned by third parties. If it appears necessary or desirable, the Company may seek licenses under patents that it is alleged to be infringing. Although patent holders commonly offer such licenses, licenses may not be offered and the terms of any offered licenses may not be acceptable to ePAK. The failure to obtain a license under a key patent or intellectual property right from a third party for technology used by the Company could harm its business.

Employees

As of July 1, 2007, ePAK had approximately 1,500 full-time employees. The majority of these employees are located at its manufacturing site in the PRC and a large portion of those who work at ePAK Multi-Products Factory are under the legal employment of Heng Gang Bao An Development Co. Ltd. While the staff are under the direct employment of Heng Gang Bao An Development Co. Ltd., the Company deems these employees to be employees of ePAK Hong Kong Pte Ltd, a wholly-owned subsidiary of ePAK, given that the Company recruits, manages, directs the efforts of, and controls their activities. As of July 1, 2007, ePAK employees numbered 13 in the U.S., 16 in Singapore, 4 in Taiwan, 2 in Korea, 3 in the Philippines and 1246 in the PRC. None of ePAK’s employees are represented by a labor union or covered by a collective bargaining agreement. The Company’s future success will largely be dependent on its ability to attract, retain and motivate highly qualified technical and management personnel. The employment market for such personnel is competitive and there can be no assurance that ePAK will successfully staff all necessary positions.

Executive Officers

The following is a list, as of July 30, 2007, of ePAK’s Executive Officers.

Name	Age	Office	Begin Date
Steve Dezso	42	President & Chief Executive Officer	1999

Khoo Mao Shi	45	Chief Operating Officer	1999

Jason Lee	44	Executive Vice President Finance	2001

Richard Brook	47	Executive Vice President Business Development	2002

James R. Thomas	45	Chief Technology Officer	1999

Jeffrey L. Blaine	43	Executive Vice President North Asia Sales	1999

Chok Chun Weng	45	Executive Vice President South Asia Sales	1999

Steve Dezso has been ePAK’s President, Chief Executive Officer and a director since ePAK was formed in 1999. Prior to joining the Company, Mr. Dezso was Vice President of Peak International Limited, where he was responsible for North American operations, and in other capacities within the Peak group, beginning in 1991. Mr. Dezso also worked for NonVolatile Electronics as Vice President Business Development PC Markets and as a design engineer for E-Systems. Mr. Dezso holds a Bachelor of Science degree in electrical engineering and Masters of Business Administration degree, both from the University of Texas.

Khoo Mao Shi has been ePAK’s Chief Operating Officer since ePAK’s founding in 1999. Prior to joining the Company, Mr. Khoo served as Vice President responsible for manufacturing operations at Peak International Limited, where he was employed for 12 years. Mr. Khoo has also worked for Advanced Micro Devices and Thomson-CSF. He holds a Bachelor of Science degree in mechanical engineering from the University of Wisconsin.

Jason Lee serves as the Executive Vice President Finance. He has been with ePAK since 2001. Prior to joining the Company, Mr. Lee served as Deputy Finance Director of Henderson China Holdings and has served as Financial Controller with Magician Industries and SAS Dragon Holdings Limited. Mr. Lee also served as a manager with Ernst & Young. He is a CPA and member of the Hong Kong Society of Accountants. Mr. Lee obtained a Bachelor of Commerce degree in accounting from the University of Calgary.

Richard Brook has been ePAK’s Executive Vice President Business Development since joining ePAK in 2002. Prior to joining the Company, Mr. Brook served as CEO of Peak International Limited where he was employed for seven years. Mr. Brook also worked as an engineering manager with Texas Instruments where he was granted two patents in the field of semiconductor materials and technology which have been highly commercialized. He holds a Bachelor of Science degree in Mechanical Engineering from the University of Saskatchewan and a Masters of Engineering Management from Southern Methodist University.

James R.”Jim” Thomas has been ePAK’s Chief Technology Officer since co-founding it in 1999 and manages the development of new products and processes at ePAK. Prior to joining the Company, Mr. Thomas served as Vice President of Engineering and Sales responsible for product engineering and sales at Peak International Limited where he was employed for seven years. Mr. Thomas previously worked for Texas Instruments as a semiconductor package assembly and development engineer and at Compaq Computer Corporation as an engineering project manager. Mr. Thomas holds six patents and has numerous patents pending. He holds a Bachelor of Science degree in mechanical engineering from Texas A&M University.

Jeffrey L. “Jeff” Blaine has been the Executive Vice President North Asia Sales since ePAK’s inception in 1999. Prior to joining the Company, Mr. Blaine served as Vice President responsible for worldwide sales of Peak International Limited where he was employed for seven years. Mr. Blaine previously worked for Texas Instruments. He holds a Bachelor of Science Degree in electrical engineering from Kansas State University.

Chok Chun Weng serves as the Executive Vice President South Asia Sales, a position he has held since ePAK’s founding in 1999. Prior to joining the Company, Mr. Chok served as Vice President responsible for South Asia sales at Peak International Limited where he was employed for seven years.

Financial Information

ePAK and its subsidiaries have historically maintained their books and records in order to prepare their financial statements in accordance with the published rules and regulations of the Singapore Financial Reporting Standard (“Singapore GAAP”). The selected financial data included in Exhibit 99.2 to this Report is not intended to present the financial statements required in order for ePAK to comply with SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in Ascend’s prospectus/proxy statement to be filed in connection with the transactions described herein. Ascend is presenting the attached financial information (Exhibit 99.2 to this Form 8-K) as Regulation FD Disclosure material.

Non-GAAP Financial Measures

Calculation of EBITDA

ePAK presents EBITDA, a financial measure that is not defined by US GAAP, because this information is relevant to ePAK’s business. ePAK defines EBITDA as net income before: income taxes; interest expense; and depreciation and amortization.

ePAK’s management uses EBITDA as an important financial measure to assess the ability of ePAK’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. ePAK’s management believes that the presentation of EBITDA included in this Report provides useful information regarding ePAK’s results of operations because it assists in analyzing and benchmarking the performance and value of ePAK’s business.

Although ePAK uses EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, ePAK’s calculation of EBITDA may not be consistent with similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA to net income, its most directly comparable US GAAP financial measure, on a historical basis, for the periods presented:

Reconciliation of unaudited EBITDA to Net Income (Singapore GAAP) $000s

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2007	2006	2006	2005	2004
Net income	$990	$573	$2,494	$1,244	$581
Income taxes	94	9	157	26	—
Interest expense	191	120	594	312	379
Depreciation and amortization	653	528	2,307	1,959	1,666

EBITDA	$1,928	$1,230	$5,552	$3,541	$2,626

Investor Presentation

Ascend is filing the attached investor presentation (Exhibit 99.3 to this Report) as Regulation FD Disclosure material.

Press Release

Ascend is filing the attached press release (Exhibit 99.1 to this Report) as Regulation FD Disclosure material.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits:

10.1	Agreement and Plan of Reorganization (“Acquisition Agreement”), dated as of July 30, 2007, by and among Ascend Acquisition Corp. (“Ascend”), Ascend Company Limited (“Amalgamation Sub”), ePAK Holdings Limited (“EHL”) and e.Pak Resources (S) Pte Ltd (“ePAK”).

10.2	Form of Voting Agreement dated as of July 30, 2007 among Ascend, Amalgamation Sub, EHL and the stockholders of EHL.

10.3	Form of Lock-Up Agreement, dated as of July 30, 2007

10.4	Form of Employment Agreement between Continuing Corporation and each of Steve Dezso, Mao Shi Khoo, Don Rice, Jim Thomas, Jason Lee, Chun Weng Chok and Jeff Blaine.

10.5	Form of Employment Agreement between ePAK and Richard Brook.

10.6	Form of Escrow Agreement among Continuing Corporation, the Representative, and Continental Stock Transfer & Trust Company, as Escrow Agent.

99.1	Press release of Ascend (including unaudited financial information regarding ePAK and its subsidiaries).

99.2	Certain unaudited consolidated financial statements of ePAK and its subsidiaries.

99.3	Investor Presentation (July 2007).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the issuer has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2007	ASCEND ACQUISITION CORP.

	By:	/s/ Don K. Rice
	Name:	Don K. Rice
	Title:	Chairman of the Board